April 14, 2000




RE: STIT Treasury Portfolio, STIT Government & Agency Portfolio.
    STIC Prime Portfolio, STIC Liquid Assets Portfolio.

Dear xxxxxxx:

Pursuant to your request for additional information about certain issues in the current proxy vote for the AIM institutional money market funds, AIM is pleased to provide the following:

* Changing investment restrictions so they are non-fundamental is meant to give the fund's board of directors the most investment flexibility under the 1940 Act. As disclosed in the proxy statement, several of the funds' current fundamental restrictions reflect regulatory, business or industry conditions, practices or requirements that are no longer applicable. Furthermore, some current fundamental restrictions reflect regulatory requirements that remain in effect, but are not required to be stated as fundamental or, in some cases, even as non-fundamental restrictions. While this administrative change is being proposed across all funds, a fund's board of directors will not approve changes to the fund's investment restrictions that would compromise compliance with SEC Rule 2a-7.

* Changing the investment objective so it is non-fundamental is a move that may save shareholders undue expenses in the future. The fund's board of directors would have the latitude to make changes it deems necessary and prudent to the fund's investment objective without having to incur the time and expense of additional proxy votes. Because trends can change so quickly in the money markets, the ability to move faster in making such changes also could benefit the fund's performance.

* Any material change to a fund's investment objective would still require approval by the fund's board of directors AND require filing with the Securities Exchange Commission ("SEC"). This filing period generally takes up to 60 days during which AIM would typically give shareholders sufficient notice to redeem their shares of the fund, if so desired. Other than the change proposed in these proxies, AIM has no intention of changing the investment objectives in any of its institutional money market funds.

* AIM has every intention of managing all of its money market funds to maintain their triple-A ratings from Standard & Poor's, Moody's and Fitch IBCA. A fund rating is based on several factors, including an analysis of a portfolio's credit quality, market price exposure and management practices. Each of the three aforementioned rating agencies monitors the AIM money market portfolios weekly to ensure they meet its respective requirements for a triple-A rating.

Over the past 20 years, AIM has been committed to providing institutional investors the highest quality investment products and services. While many issues are addressed in this proxy vote, the underlying fundamental of managing each institutional money market portfolio for safety, liquidity and yield (in that order) will not change.

I hope this information satisfies your need for clarification on the issues mentioned above. If I can be of further assistance, please contact me at 800-659-1005, ext. 1181.


Sincerely,